Exhibit 99.1

FOR IMMEDIATE RELEASE:

Bank7 Corp. to Acquire Century Financial Services Corporation and
Expand Southwest Franchise into New Mexico

OKLAHOMA CITY, September 17, 2026 /PRNewswire/ -- Bank7 Corp. (NASDAQ: BSVN) (the “Company”), the parent company of Oklahoma City-based Bank7, and Century Financial Services Corporation (“Century”), the Santa Fe, New Mexico-based bank holding company for Century Bank, jointly announce today that they have entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) to which Bank7 Corp. will acquire 100% of the outstanding common stock of Century Financial Services Corporation.

“The Century team members have built an exceptional, legacy deposit franchise through a trusted, relationship-driven banking model that has served New Mexico communities for generations. We look forward to working closely together to continue building on their work,” said Thomas L. Travis, President and CEO of Bank7. “This transaction extends our footprint into an attractive and neighboring Southwest market, represents a disciplined use of our excess capital, and positions the combined organization to deliver personalized, high-touch service to even more business owners and entrepreneurs — all to the benefit of our customers, communities, and shareholders.”

Upon completion, the transaction would create a combined Southwest banking organization with approximately $3.3 billion in total assets, pairing Bank7’s high-performing franchise with Century’s long-established New Mexico deposit franchise. The Company expects the acquisition to extend its footprint into an attractive and adjacent new market while adding a stable, legacy core deposit base.

Founded in 1887, Century Bank is one of the last remaining independent banks headquartered in New Mexico and the second-largest bank headquartered in the state. Century operates eight branches across New Mexico, complemented by two loan production offices in Dallas and Houston, Texas, and serves its markets through a relationship-driven, “local-first” community banking model with the capabilities of a regional bank. As of June 30, 2026, Century Bank reported total assets of $1.36 billion, total deposits of $1.23 billion, and gross loans of $845 million.

“We believe this is a great opportunity for both banks to enhance their presence in the southwest and create a stronger more robust banking institution to benefit our customers, employees, and communities,” says Max Myers, CEO of Century Bank. “We are excited about this partnership and the opportunities it will provide for everyone involved. We look forward to expanding our existing presence in Texas and working closely with the leadership team at Bank7 to facilitate a seamless transition for our customers throughout New Mexico.”

Bank7 intends to retain the Century Bank name and brand image.

Strategic Rationale

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Premier legacy, core deposit franchise. Century’s $1.2 billion legacy, core deposit franchise — built over more than a century of community relationships — will strengthen the combined company’s funding profile.

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Attractive market extension. The acquisition expands Bank7 into New Mexico, with a heavy focus on the attractive Santa Fe market, a contiguous addition to its existing Oklahoma, Texas, and Kansas markets.

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Scarcity value. As one of the last remaining independent banks headquartered in New Mexico and the second-largest bank based in the state, Century represents a rare franchise opportunity in Santa Fe, one of the region’s most attractive and resilient markets.

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Disciplined use of excess capital. The transaction deploys excess capital that Bank7 has accumulated over time into a franchise-enhancing acquisition, an enhancement the Company believes will generate stronger long-term returns than buybacks, dividends, or organic growth alone.

Transaction Structure and Process

In connection with a receivership proceeding captioned KS StateBank Corporation v Peters et al., pending in the U.S. District Court for the District of Arizona (the “Receivership Case”), the Company previously announced on September 3, 2026 that it was named the successful bidder at an auction for a 71% controlling interest in Century, which was memorialized in a Receivership Stock Purchase Agreement (the “Receivership SPA”). Immediately following the auction, the Company and Century commenced negotiations to enter into the Merger Agreement. Subject to all necessary court approvals in the Receivership Case, Century’s shareholder approvals and applicable regulatory approvals, the Company intends to pursue closing the transactions contemplated under the Merger Agreement. If, for any reason, the Merger Agreement is terminated, the Company intends to pursue closing the transactions contemplated in the Receiver SPA, which remains in effect following entry into the Merger Agreement.

Under the terms of the Merger Agreement, the Company will acquire 100% of the outstanding common stock of Century. Century will merge with and into the Company, with the Company continuing as the surviving entity, and Century Bank will subsequently merge with and into Bank7. At closing, each outstanding share of Century common stock will be converted into the right to receive a pro rata portion of aggregate consideration consisting of $70 million in cash and 1,232,657 shares of Company common stock. Based on 332,683 shares of Century common stock outstanding, this would equate to $210.41 in cash and 3.7052 shares of Company common stock per Century share, and implies an aggregate transaction value of approximately $137.3 million based on the Company’s 10-day average closing share price of $54.57 as of September 16, 2026. The shares of Company common stock issued as consideration will be issued in a private placement exempt from registration under the Securities Act, and Century shareholders who are not accredited investors will receive cash in lieu of shares. The transaction is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes. Completion of the transaction is subject to approval by Century’s shareholders, the receipt of all required bank regulatory approvals, and the satisfaction of customary closing conditions. Century’s directors and executive officers, the receiver, and certain minority shareholders, collectively holding a substantial majority of Century’s outstanding shares, have entered into voting agreements in support of the transaction. The Company’s previously announced Stock Purchase Agreement with the court-appointed receiver in the receivership proceeding captioned KS StateBank Corporation v. Peters, et al., pending in the U.S. District Court for the District of Arizona, remains in full force and effect, and the Company reserves all of its rights thereunder. A whole company transaction under the Merger Agreement is the Company’s preferred path, and the Company intends to pursue it in lieu of, but without waiver of, the purchase of a controlling interest. Depending on the outcome of the court process and the terms of any order entered by the Court, the Company may elect to proceed under the Stock Purchase Agreement instead. The transaction is expected to close in the fourth quarter of 2026. There can be no assurance that either transaction will be completed on the terms described, or at all.

About Bank7 Corp.

We are Bank7 Corp., a bank holding company headquartered in Oklahoma City, Oklahoma. Through our wholly-owned subsidiary, Bank7, we operate twelve locations in Oklahoma, the Dallas/Fort Worth, Texas metropolitan area and Kansas. We are focused on serving business owners and entrepreneurs by delivering fast, consistent and well-designed loan and deposit products to meet their financing needs.

About Century Bank

Established in 1887, Century Bank is a locally owned community bank with eight full-service branches throughout New Mexico and two loan production offices in Texas. Century Bank offers a wide range of quality tailored banking services to businesses and residents with active ties to the communities they serve. For more information, visit www.mycenturybank.com/.

Advisors

Keefe, Bruyette & Woods, A Stifel Company, is serving as financial advisor to the Company. Nelson Mullins Riley & Scarborough LLP, is serving as legal counsel to the Company. MJC Partners is serving as financial advisor to Century. Otteson Shapiro LLP is serving as legal counsel to Century.

Forward-Looking Statements

This press release and oral statements made regarding the subject of this press release contain forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the proposed merger with Century, the expected terms, timing, and benefits of the transaction, and the anticipated financial and strategic impact on the combined organization. These statements are subject to significant uncertainties, including, among others, the ability to obtain the approval of Century’s shareholders; the ability to obtain the required bank regulatory approvals on the expected terms and timeline; the exercise of dissenters’ rights by Century shareholders; the risk that the merger is not completed and the Company instead proceeds with the previously announced purchase of a controlling interest from the receiver; the satisfaction of closing conditions; the ability to successfully and efficiently integrate the acquired operations and realize anticipated cost savings; the amount and timing of future changes in interest rates, market behavior, and other economic conditions; future laws, regulations, and accounting principles; and changes in regulatory standards and examination policies. Forward-looking statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends,” and similar words or phrases. Any or all of the forward-looking statements in this press release may turn out to be inaccurate, and there can be no assurance that the proposed transaction will be completed on the terms described, or at all. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts:

Thomas Travis
President & CEO
(405) 810-8600

Anna L. Maggiore

VP / Director of Public Relations
Century Bank
505.424.2881
Anna.Maggiore@mycenturybank.com